EXHIBIT 99.1

T2 Biosystems Announces Second Quarter 2020 Financial Results

LEXINGTON, Mass., August 11, 2020 (GLOBE NEWSWIRE) – T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens, today announced financial results for the second quarter ended June 30, 2020.

Recent Highlights

•	Achieved second quarter total revenue of $2.6 million and product revenue of $1.0 million, an increase of 41% and a decrease of 18%, respectively, compared to the prior year period

•	Launched T2SARS-CoV-2™ Panel in the U.S. for use with the T2Dx® Instrument, for the detection of SARS-CoV-2, the virus that is responsible for COVID-19 infections, on June 30, 2020

•	Submitted an Emergency Use Authorization (EUA) application for the T2SARS-CoV-2 Panel to the U.S. Food and Drug Administration on July 1, 2020

•	Appointed three new members to the Company’s Board of Directors, adding commercialization and clinical experience, and expanding board diversity

•	Strengthened the balance sheet from the first quarter of 2020 by raising $45.5 million through the sale of 28.4 million shares of common stock; completing the At the Market, or ATM, offering

“We made significant progress toward our corporate priorities during the second quarter – including the development, validation and U.S. launch of our new COVID-19 molecular diagnostic test, branded as the T2SARS-CoV-2 Panel. The T2SARS-CoV-2 Panel provides results in less than two hours utilizing a nasopharyngeal swab sample. The panel has demonstrated sensitivity of 95% and specificity of 100%, and runs on the FDA-cleared T2Dx Instrument, which can perform seven tests simultaneously,” stated John Sperzel, President and CEO of T2 Biosystems. “The strong initial demand from U.S. hospitals for our T2SARS-CoV-2 Panel and T2Dx Instrument, coupled with the susceptibility of critically-ill COVID-19 patients to develop bacterial or fungal co-infections and secondary infections that can lead to sepsis, validates our decision to develop the T2SARS-CoV-2 Panel and we believe will provide an opportunity to drive utilization of our sepsis-related portfolio.”

Second Quarter 2020 Financial Results

Total revenue for the second quarter of 2020 was $2.6 million, an increase of 41% compared to the prior year period. Product revenue for the second quarter of 2020 was $1.0 million, a decrease of 18% compared to the prior year period driven by lower instrument sales to international markets. Research and contribution revenue for the second quarter of 2020 was $1.5 million, an increase of 185% compared to the prior year period driven by increased funding under our U.S. government contract.

Costs and operating expenses for the second quarter of 2020 were $11.4 million, a decrease of $4.2 million compared to the prior year period driven by lower cost of product revenue and lower selling, general and administrative expenses on lower instrument sales to international markets.

Net loss for the second quarter of 2020 was $10.7 million or a loss of $0.09 per share, compared to a net loss of $15.6 million or a loss of $0.35 per share in the prior year period.

Total cash, cash equivalents and marketable securities as of June 30, 2020 were $35.8 million. This includes proceeds from the sale of 6.4 million shares of common stock through the ATM offering for $8.4 million in the second quarter. In July of 2020 the ATM offering was completed and there is no remaining availability under the ATM. The remaining $37.1 million was raised through the sale of 22.0 million shares. Cash, cash equivalents and marketable securities as of July 31, 2020 were $69.1 million.

2020 Financial Outlook

Financial and operational guidance for the full year 2020 has been reissued as a result of greater clarity around the impacts of COVID-19 on demand for products and the initial experience with the launch of the T2SARS-CoV-2 Panel in the U.S. Guidance was previously suspended on March 24, 2020, due to disruption and uncertainties related to the ongoing COVID-19 pandemic.

The Company expects full year 2020 total revenues of between $18.0 million to $20.0 million, including product revenues between $13.0 million to $14.0 million and research and contribution revenues between $5.0 million to $6.0 million. In the U.S. 60 T2Dx Instrument sales contracts are expected to be received in 2020.

Webcast and Conference Call Information

T2’s management team will host a conference call today, August 11, 2020, beginning at 4:30pm ET. Investors interested in listening to the call may do so by dialing 877-407-9208 for domestic callers or 1-201-493-6784 for International callers. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at www.t2biosystems.com.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, the T2Bacteria® Panel, the T2Resistance™ Panel, and the T2SARS-CoV-2™ Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Cauris™ Panel, and T2Lyme™ Panel, as well as additional products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers, as well as biothreat pathogens.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue results and cash balance, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. Furthermore, statements contained in this document relating to the recent global outbreak of the novel coronavirus disease (COVID-19), the impact of which remains inherently uncertain on our financial results, are forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission, or SEC, on March 16, 2020, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Philip Trip Taylor, Gilmartin Group

philip@gilmartinIR.com

415-937-5406

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$26,549	$11,033
Marketable securities	9,247	—
Accounts receivable	1,300	2,825
Inventories	4,111	3,599
Prepaid expenses and other current assets	6,165	1,438

Total current assets	47,372	18,895
Property and equipment, net	3,900	5,845
Operating lease right-of-use assets	2,076	3,360
Restricted cash	160	180
Other assets	206	206

Total assets	$53,714	$28,486

Liabilities and stockholders’ deficit
Current liabilities:
Notes payable	$—	$42,902
Accounts payable	1,779	3,753
Accrued expenses and other current liabilities	5,971	11,207
Derivative liability	—	2,425
Deferred revenue	199	285

Total current liabilities	7,949	60,572
Notes payable, net of current portion	44,000	—
Operating lease liabilities, net of current portion	924	1,873
Deferred revenue, net of current portion	17	46
Derivative liability	2,391	—
Other liabilities	2,821	—
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 128,461,279 and 50,651,535 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	128	51
Additional paid-in capital	397,295	342,121
Accumulated deficit	(401,811)	(376,177)

Total stockholders’ deficit	(4,388)	(34,005)

Total liabilities and stockholders’ deficit	$53,714	$28,486

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Product revenue	$1,041	$1,274	$2,086	$2,588
Research revenue	11	71	11	213
Contribution revenue	1,500	459	3,000	788

Total revenue	2,552	1,804	5,097	3,589
Costs and expenses:
Cost of product revenue	2,300	4,820	6,971	9,208
Research and development	3,980	4,048	8,918	7,949
Selling, general and administrative	5,111	6,722	11,608	13,776

Total costs and expenses	11,391	15,590	27,497	30,933

Loss from operations	(8,839)	(13,786)	(22,400)	(27,344)
Interest expense, net	(1,843)	(2,000)	(3,260)	(3,782)
Other income, net	(3)	139	26	332

Net loss and comprehensive loss	$(10,685)	$(15,647)	$(25,634)	$(30,794)

Net loss per share – basic and diluted	$(0.09)	$(0.35)	$(0.27)	$(0.69)

Weighted-average number of common shares used in computing net loss per share – basic and diluted	120,292,543	44,426,402	94,464,933	44,354,771